EXHIBIT 99.1

Walker & Dunlop Reports

First Quarter 2011 Results

FIRST QUARTER 2011 HIGHLIGHTS

•                  Net Income of $6.6 Million or $0.31 Per Diluted Share

•                  Operating Margin Increases to 37%

•                  Servicing Portfolio Grows to $14.9 Billion

•                  60 Day Delinquencies Down to 0.48%

Bethesda, MD — May 12, 2011 — Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) announced today that net income for the first quarter of 2011 was $6.6 million or $0.31 per diluted share and was $10.7 million or $0.73 per diluted share for the first quarter of 2010.  Concurrent with the closing of our initial public offering in December 2010 the Company’s tax status changed from a pass-through entity to a C-Corporation.  Normalizing for taxes for the first quarter of 2010, pro forma net income would have been $6.6 million.

“Walker & Dunlop’s financial results for the first quarter of 2011 were extremely strong, producing $10.9 million in pre-tax earnings, the highest first quarter pre-tax earnings in the Company’s history,” commented Chairman and Chief Executive Officer, Willy Walker.  “Revenues of $29 million on $507 million of new loan originations generated a 37% operating margin and a 23% net income margin.  These financial results demonstrate the strength and profitability of Walker & Dunlop’s business model. Our credit exposure improved significantly with 60 day delinquencies falling from 0.85% of our at risk portfolio at December 31, 2010 to 0.48% by quarter’s end. We have a robust deal pipeline for the remainder of the second quarter of 2011 and believe we are on target to originate $750 million to $1.25 billion of new loans in the second quarter and $3.5 to $4.25 billion of commercial loans in 2011. During the first quarter we also made significant progress on our growth strategy including the recent announcement of our alliance with Cushman & Wakefield which will couple Cushman’s multifamily investment sales expertise with Walker & Dunlop’s Agency financing capabilities.”

OPERATING RESULTS

TOTAL REVENUES were $29.0 million for the first quarter of 2011 compared to $32.9 million for the first quarter of 2010, a 12% decrease.  The decrease in revenue was driven by loan origination volumes.

LOAN ORIGINATIONS were $507 million for the first quarter of 2011 compared to $986 million for the first quarter of 2010, a 49% decrease. First quarter 2010 originations were very high due to three large portfolios of loans being originated that quarter. For comparison purposes, the Company originated $407 million of loans in the first quarter of 2009.

GAINS FROM MORTGAGE BANKING ACTIVITIES were $16.8 million for the first quarter of 2011 compared to $25.0 million for the first quarter of 2010, a 33% decrease.  Gains from mortgage banking activities as a percentage of loan origination volumes were 332 basis points, up from 254 basis points in the first quarter of 2010, a 31% increase. Gains from mortgage banking activities are the revenues recognized through the loan origination and sale process and are comprised of two components: loan origination fees, and gains attributable to mortgage servicing rights.  LOAN ORIGINATION FEES were $7.4 million for the first quarter of 2011 compared to $16.0 million for the first quarter of 2010, a 54% decrease.  GAINS ATTRIBUTABLE TO MORTGAGE SERVICING RIGHTS (“MSRs”) were $9.5 million in the first quarter of 2011, compared to $9.1 million in the first quarter of 2010, a 4% increase.

SERVICING FEES were $7.7 million for the first quarter of 2011 compared to $6.2 million for the first quarter of 2010, a 24% increase.

OTHER REVENUES were $3.4 million for the first quarter of 2011 compared to $0.6 million for the first quarter of 2010, a 447% increase.  The increase was primarily due to an assumption fee of $2.5 million received from a borrower during the first quarter 2011. Assumption and pre-payment fees, while unpredictable, are standard and recurring components of our financing business.

TOTAL EXPENSES were $18.1 million for the first quarter of 2011 compared to $22.2 million for the first quarter of 2010, an 18% decrease.  The decrease was primarily due to a decrease in personnel expense based on lower commissions. Personnel expense was $9.2 million in the first quarter of 2011 compared to $15.3 million in the first quarter of 2010, a 40% decrease.  Personnel expense as a percent of revenues was 32% for the first quarter of 2011 compared to 47% for the first quarter of 2010.  Amortization and depreciation increased 42% from $3.4 million for the first quarter of 2010 to $4.9 million for the first quarter of 2011 due to the growth of our MSR portfolio.

INCOME FROM OPERATIONS was $10.9 million for the first quarter of 2011, compared to $10.7 million for the first quarter of 2010, a 1% increase, generating an OPERATING MARGIN of 37% for the first quarter of 2011, compared to 33% in the first quarter of 2010.

SERVICING PORTFOLIO

THE SERVICING PORTFOLIO grew to $14.9 billion on March 31, 2011 compared to $13.1 billion on March 31, 2010, a 14% increase.  The Company retains servicing rights on most of the loans we originate and generates revenues from the fees we receive for servicing the loans including, interest income from escrow deposits held on behalf of borrowers, late charges and other ancillary fees. The WEIGHTED-AVERAGE SERVICING FEE of our aggregate servicing portfolio was 21 basis points on March 31, 2011 up from 19 basis points on March 31, 2010, an 11% increase.

CREDIT QUALITY AND RISK-SHARING OBLIGATIONS

The Company’s AT-RISK SERVICING PORTFOLIO, which is the balance of Fannie Mae DUS loans that are subject to a defined risk-sharing formula, was $6.8 billion on March 31, 2011 compared to $6.0 billion on March 31, 2010, a 15% increase.  Credit quality within the Company’s at-risk servicing portfolio remains very strong.  There were no NET WRITE-OFFS for the first quarter of 2011 compared to a write-off of $2.1 million in the first quarter of 2010.

PROVISION FOR RISK-SHARING OBLIGATIONS was $0.8 million, or 1 basis point of the at-risk servicing portfolio, for the first quarter of 2011, compared to $(0.1) million for the first quarter of 2010.  On a quarter-to-quarter basis, our provision decreased 74% from $3.1 million in the fourth quarter of 2010 to $0.8 million in the first quarter of 2011.

60 DAY DELINQUENCIES were $32.5 million, or 0.48% of the at-risk servicing portfolio, at March 31, 2011, compared to $48.3 million, or 0.81%, at March 31, 2010, a 33% decrease.

TAX

The Company reported tax expense of $4.2 million for the first quarter of 2011, compared to zero for the first quarter of 2010. Concurrent with the closing of our initial public offering in December 2010 the Company’s tax status changed from a pass-through entity to a C-Corporation.  Prior to our change in tax status the tax liability on our earnings had been the obligation of our owners, resulting in insignificant corporate federal and state tax expense during the comparative period in 2010.  Pro-forma tax expense would have been $4.2 million for the first quarter of 2010 had the Company’s income from operations been subject to corporate federal and state income tax.

CONFERENCE CALL INFORMATION

The Company will host a conference call to discuss the quarterly results on Thursday, May 12, 2011 at 8:30 a.m. EDT. Analysts and investors interested in participating are invited to call (888) 227-6699 from within the United States or (303) 223-2699 from outside the United States. A simultaneous webcast of the call will be available on the Investor Relations section of the Walker & Dunlop website at http://www.walkerdunlop.com. Presentation materials, related to the conference call, will be posted to the Investor Relations section of the Company’s website prior to the call.

A telephonic replay of the call will also be available from approximately 11:00 a.m. EDT May 12, 2011 through August 10, 2011. Please call (800) 633-8284 from the United States or (402) 977- 9140 from outside the United States with passcode 21522179.  An audio replay will also be available on the Investor Relations section of the Walker & Dunlop website, along with the conference call presentation materials.

About Walker & Dunlop

Through its subsidiary Walker & Dunlop, LLC, Walker & Dunlop, Inc. (NYSE: WD) is one of the leading providers of commercial real estate financial services in the United States, with a primary focus on multifamily lending. As a Fannie Mae DUS™, Freddie Mac Program Plus® and MAP- and LEAN-approved FHA lender, the Multifamily and FHA Finance groups of Walker & Dunlop are focused on lending to property owners, investors, and developers of multifamily properties across the country. The Capital Markets group specializes in financing commercial real estate for owners and investors across the United States. Capital for this financing comes from large institutions such as life insurance companies, commercial banks, CMBS lenders, pension funds, and specialty finance companies. The Principal Investment group provides institutional advisory, asset management, and investment management services with respect to debt, structured debt and equity.

Use of Financial Measures

To supplement the financial statements presented in accordance with United States generally accepted accounting principles (GAAP) for interim financial information, Walker & Dunlop, Inc. uses pro forma net income per diluted share, which is a non-GAAP financial measure. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on this non-GAAP financial measure, refer to the reconciliation of income from operations to pro forma net income, included at the base of the Condensed Consolidated Statements of Income.  Pro forma net income adjusts income from operations, as reported, by applying the Company’s effective federal and state income tax rates as if it were a corporate tax payer for the comparable period in 2010. Management uses this non-GAAP measure in comparing Walker & Dunlop Inc.’s operating results with historical performance and believes it provides meaningful and comparable information to management and investors to assist in their review of Walker & Dunlop Inc.’s performance relative to prior periods and its competitors.

Forward Looking Statements

Some of the statements contained in this press release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010.

Contacts:

Investors:	Media:
Claire Harvey	Susan Weber
Vice President, Investor Relations	Vice President, Marketing
Phone: 301/634-2143	Phone: 301/215-5515
charvey@walkerdunlop.com	sweber@walkerdunlop.com

Walker & Dunlop, Inc. and subsidiaries

Condensed Consolidated Balance Sheets

March 31, 2011 and December 31, 2010

(In thousands, except share and per share data)

	March 31,	December 31,
	2011	2010
	(unaudited)
Assets
Cash and cash equivalents	$43,390	$33,285
Restricted cash	7,287	4,580
Pledged securities, at fair value	14,781	14,281
Loans held for sale	108,912	302,851
Servicing fees and other receivables, net	13,364	13,829
Derivative assets	6,800	6,354
Mortgage servicing rights	112,829	106,189
Intangible assets	1,248	1,266
Other assets	2,705	2,985
Total assets	$311,316	$485,620

Liabilities and Stockholders’ Equity

Liabilities
Accounts payable and other accrued expenses	$47,494	$57,713
Performance deposits from borrowers	7,003	5,970
Derivative liabilities	344	1,454
Guaranty obligation, net of accumulated amortization	9,136	8,928
Allowance for risk-sharing obligations	11,619	10,873
Warehouse notes payable	75,394	248,419
Notes payable	26,569	27,621
Total liabilities	$177,559	$360,978

Stockholders’ Equity
Stockholders’ equity:
Preferred shares, Authorized 50,000,000, none issued.	$—	$—
Common stock, $0.01 par value. Authorized 200,000,000; issued and outstanding 21,629,463 shares in 2011 and 21,408,171 shares in 2010	216	214
Additional paid-in capital	79,521	77,047
Retained earnings	54,020	47,381
Total stockholders’ equity	$133,757	$124,642
Commitments and contingencies
Total liabilities and stockholders’ equity	$311,316	$485,620

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Revenues
Gains from mortgage banking activities	$16,827	$25,040
Servicing fees	7,713	6,219
Net warehouse interest income	717	567
Escrow earnings and other interest income	370	495
Other	3,370	616
Total revenues	$28,997	$32,937

Expenses
Personnel	$9,207	$15,349
Amortization and depreciation	4,907	3,444
Provision for risk-sharing obligations	746	(76)
Interest expense on corporate debt	252	353
Other operating expenses	3,020	3,126
Total expenses	$18,132	$22,196
Income from operations	$10,865	$10,741
Income tax expense	4,226	—
Net income	$6,639	$10,741

Basic and diluted earnings per share	$0.31	$0.73

Basic weighted average shares outstanding	21,582,746	14,741,504
Diluted weighted average shares outstanding	21,651,192	14,741,504

Proforma net income data
Income from operations, as reported		$10,741
Pro forma adjustments for income tax expense		4,178
Pro forma net income		$6,563
Pro forma basic and diluted earnings per share		$0.45

OPERATING DATA

(dollars in thousands)

	For the three months ended March 31,
	2011	2010
Origination Data:
Origination Volumes by Investor
Fannie Mae	$303,825	$418,181
Freddie Mac	51,406	187,580
Ginnie Mae - HUD	82,316	368,445
Other (1)	69,950	11,359
Total	$507,497	$985,565

Key Expense Metrics (as a percentage of total revenues)
Personnel expenses	32%	47%
Other operating expenses	10%	9%
Total expenses	63%	67%

Key Origination Metrics (as a percentage of origination volume):
Origination related fees	1.45%	1.62%
Fair value of MSRs created, net	1.87%	0.92%

	As of March 31,
	2011	2010
Servicing Portfolio by Type
Fannie Mae	$9,600,772	$8,723,736
Freddie Mac	2,485,301	2,052,916
Ginnie Mae - HUD	920,946	400,257
Other (1)	1,849,491	1,905,377
Total	$14,856,510	$13,082,286

Key Servicing Metrics (end of period):
Weighted-average servicing fee rate	0.21%	0.19%

(1)   CMBS, life insurance and commercial banks

KEY CREDIT METRICS

(dollars in thousands)

	As of and for the three months ended March 31,
	2011	2010
Key Credit Metrics
Unpaid principal balance:
Total servicing portfolio	$14,856,510	$13,082,285
Fannie Mae servicing portfolio:
Fannie Mae Full Risk	6,032,264	5,471,492
Fannie Mae Modified Risk	1,989,102	1,516,300
Fannie Mae No Risk	1,579,406	1,735,944
Total Fannie Mae	$9,600,772	$8,723,736

Fannie Mae at risk servicing portfolio (1)	$6,846,935	$5,970,948
60 Day delinquencies, within at risk portfolio	32,545	48,289
At risk loan balances associated with allowance for risk-sharing obligations (2)	$153,746	$37,800

Allowance for risk-sharing obligations:
Beginning balance	$10,873	$5,552
Provision for risk-sharing obligations	746	(76)
Net write-offs	—	(2,148)
Ending balance	$11,619	$3,328

60 Day delinquencies as a percentage of the at risk portfolio	0.48%	0.81%
Provision for risk-sharing as a percentage of the at risk portfolio	0.01%	0.00%
Allowance for risk-sharing as a percentage of the at risk portfolio	0.17%	0.06%
Net write-offs as a percentage of the at risk portfolio	0.00%	0.04%
Allowance for risk-sharing as a percentage of the specifically identified at risk balances	7.56%	8.80%

(1)          At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% DUS risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk-sharing. Accordingly, if the $15 million loan with 50% DUS risk-sharing was to default, the Company would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, all of the Company’s risk-sharing obligations that we have settled have been from full risk-sharing loans.

(2)          There are loans within our servicing portfolio which are greater than sixty days delinquent, and are included in 60 day delinquencies, within our at risk portfolio, for which no allowance has been recorded because our estimate of the fair value of the underlying collateral is greater than the unpaid principal balance of the associated loan. Accordingly, we do not anticipate recognizing a loss for these loans upon settlement of our risk-sharing obligation with Fannie Mae.